Exhibit 4.1

Description of the Registrant’s Securities Registered Under

Section 12 of the Securities Exchange Act of 1934

As of December 31, 2022, Zimmer Biomet Holdings, Inc. (the “Company,” “we,” “our” and “us” refer solely to Zimmer Biomet Holdings, Inc.) maintained three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock (the “Common Stock”); (2) our €500,000,000 of 2.425% notes due 2026 (the “2026 Notes”); and (3) our €500,000,000 of 1.164% notes due 2027 (the “2027 Notes,” and together with the 2026 Notes, the “Notes”).

Description of Common Stock

The following is a description of the material terms of our Common Stock. The description is qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate”), our Restated Bylaws (the “Bylaws”) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”). Our Certificate and Bylaws are filed or incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2022.

General

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, $0.01 par value per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of our Common Stock are not entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of our Common Stock can elect all of our directors.

Dividend Rights

The holders of shares of our Common Stock are entitled to receive such dividends as our Board of Directors may from time to time, and in its discretion, declare from any funds legally available therefor.

Liquidation Rights

Upon our liquidation, after payment or provision for payment of all of our obligations and any liquidation preference of any outstanding preferred stock, the holders of shares of our Common Stock are entitled to share ratably in our remaining assets.

No Preemptive Rights

The holders of shares of our Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The holders of shares of our Common Stock are not subject to further calls or assessments by us.

Listing

The Common Stock is traded on the New York Stock Exchange under the symbol “ZBH.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

Anti-Takeover Provisions

Our Certificate, Bylaws and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares of Common Stock held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of the Company to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law

Exhibit 4.1

We are a Delaware corporation and, as such, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for three years after the time in which the person became an Interested Stockholder, unless:

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prior to such person becoming an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder;
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upon becoming an Interested Stockholder, the stockholder owned at least 85% of the Company’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or
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the Business Combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the Company’s outstanding voting stock, excluding shares owned by the Interested Stockholder, at a meeting and not by written consent.

For purposes of Section 203 of the DGCL, the below definitions apply:

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“Business Combination” means mergers, asset sales and other similar transactions with an Interested Stockholder; and
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“Interested Stockholder” means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned within the prior three years, 15% or more of the outstanding voting stock.

Although Section 203 permits a Delaware corporation to elect not to be governed by its provisions, we have not made this election.

Special Meetings of Stockholders

Our Certificate provides that a special meeting of stockholders may be called only by:

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a majority of the Company’s Board of Directors pursuant to a resolution stating the purpose or purposes of the special meeting;
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the Chairman of the Board of Directors; or
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the Secretary, but only if one or more stockholders with a net long position of at least 15% of the Company’s outstanding shares of Common Stock so request in writing in accordance with, and subject to, all applicable provisions of our Bylaws.

For purposes of the special meeting provision of our Certificate, the below definitions apply:

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A majority of the Company’s Board of Directors is equal to a majority of the total number of directors which the Company would have if there were no vacancies or unfilled newly-created directorships.
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A net long position will be determined in accordance with Rule 14e-4 under the Exchange Act and will be reduced by the number of shares as to which the Board determines that such holder does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board determines that such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Advance Notice and Proxy Access Provisions

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that:

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the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Company’s Secretary prior to the meeting at which directors are to be elected; and
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the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Company’s Secretary of the stockholder’s intention to bring the business before the meeting.

In general, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting no later than 90 calendar days nor earlier than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting in order for the notice to be timely. The notice must contain information concerning (i) the nominees or the matters to be brought before the meeting, and (ii) the stockholder submitting the proposal.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year's annual meeting date.

The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

Exhibit 4.1

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to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;
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to the extent necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business;
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to provide a more orderly procedure for conducting meetings of stockholders; and
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to ensure compliance with applicable laws and regulations.

Our Bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, these provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Bylaws may also deter a third party from soliciting proxies to approve its own proposal or in support of its own director nominees, without regard to whether consideration of the proposals or nominees might be harmful or beneficial to us and our stockholders.

In addition, our Bylaws contain “proxy access” provisions. Such provisions permit an eligible stockholder, or a group of up to 20 eligible stockholders, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) two individuals or (ii) 20% of the board; provided that the nominating stockholder(s) and nominee(s) satisfy the requirements described in the Bylaws. To be considered eligible, a stockholder must have continuously held at least 3% of the Company’s outstanding shares of Common Stock for at least three years. The proxy access provisions may preclude certain stockholders from nominating director candidates, or certain director candidates from being properly nominated, in each case pursuant to our proxy access provisions.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL or our Certificate or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director, officer or other employee of ours governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may have the effect of discouraging lawsuits against us or our directors and officers. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable.

Authority of the Board of Directors

Our Board of Directors has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, which could delay, defer or prevent any attempt to acquire or control us. Our Board of Directors also has the right to fill vacancies on the Board of Directors and to amend, repeal, and adopt new Bylaws upon the affirmative vote of a majority of the Board of Directors. The Bylaws may also be amended, repealed, and new Bylaws may be adopted, at any meeting of the stockholders upon the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding voting stock.

Description of the Notes

The following description of our Notes is a summary and does not purport to be complete. The summary is subject to and qualified in its entirety by reference to the indenture between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association (the “Trustee”) dated as of November 17, 2009, as supplemented in the case of the 2026 Notes, by the Fourth Supplemental Indenture, dated as of December 13, 2016, and, as supplemented in the case of the 2027 Notes, by the Sixth Supplemental Indenture, dated as of November 15, 2019 (together, the “Indenture”), which, along with the forms of the 2026 Notes and the 2027 Notes, are incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2022.

General

The 2026 Notes and the 2027 Notes are each traded on the New York Stock Exchange under the bond trading symbols of “ZBH 26” and “ZBH 27,” respectively. The Notes do not have the benefit of any sinking fund. The Notes are not convertible or exchangeable. The Notes were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The 2026 Notes

Exhibit 4.1

The 2026 Notes were initially issued on December 13, 2016 in an aggregate principal amount of €500,000,000 and mature on December 13, 2026. The 2026 Notes bear interest at the rate of 2.425% per annum from the date of original issuance. As of February 17, 2023, €500,000,000 aggregate principal amount of the 2026 Notes were outstanding.

The 2027 Notes

The 2027 Notes were initially issued on November 15, 2019 in an aggregate principal amount of €500,000,000 and mature on November 15, 2027. The 2027 Notes bear interest at the rate of 1.164% per annum from the date of original issuance. As of February 17, 2023, €500,000,000 aggregate principal amount of the 2027 Notes were outstanding.

Ranking

Each series of the Notes are our unsecured and unsubordinated debt obligations and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that a noteholder’s right as a holder of the Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Such subsidiary indebtedness would be structurally senior to the Notes.

Payment on the Notes

We will make interest payments on the 2026 Notes annually in arrears on December 13 of each year to the holders of record at the close of business (whether or not a business day) on the immediately preceding November 28. We will make interest payments on the 2027 Notes annually in arrears on November 15 of each year to the holders of record at the close of business (whether or not a business day) on the immediately preceding November 1. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes, to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If an interest payment date or the maturity date with respect to the Notes falls on a day that is not a business day, the related payment of interest or principal, as applicable, will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payments will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this Description of the Notes, a “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a (i) day on which banking institutions in New York, New York or in the place of payment for a series of the Notes are authorized or obligated by law or executive order to close, or (ii) day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is closed.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on the 2026 Notes will be subject to adjustment from time to time in the event of a Step Up Rating Change or a Step Down Rating Change (each, as defined below), as the case may be.

From and including the first interest payment date on or after the date of a Step Up Rating Change in respect of the 2026 Notes, if any, the applicable interest rate payable on such 2026 Notes shall be increased by 1.25% per annum to 3.675% per annum. In the event of a Step Down Rating Change in respect of the 2026 Notes, if any, following a Step Up Rating Change in respect of such 2026 Notes, from and including the first interest payment date on or after the date of such Step Down Rating Change, the applicable interest rate payable on the 2026 Notes shall be decreased by 1.25% per annum to 2.425% per annum. If a Step Up Rating Change and, subsequently, a Step Down Rating Change, occur in respect of the 2026 Notes during the same period beginning on the day following an interest payment date to, and including, the next interest payment date, the applicable rate of interest payable on such 2026 Notes shall neither be increased nor decreased as a result of either such event.

We agreed to use commercially reasonable efforts to maintain a credit rating for the 2026 Notes from each of Moody’s (as defined below) and S&P (as defined below). In the event that either of Moody’s or S&P ceases to, or fails to, rate the 2026 Notes publicly for reasons outside of our control, we shall use commercially reasonable efforts to obtain a rating of the 2026 Notes from a substitute Rating Agency (as defined below).

There is no limit on the number of times that the applicable rate of interest may be adjusted pursuant to a Step Up Rating Change or a Step Down Rating Change during the term of the 2026 Notes, provided that at no time during the term of the 2026 Notes will the applicable rate of interest be lower than 2.425% per annum nor higher than 3.675% per annum.

Exhibit 4.1

Definitions

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the 2026 Notes or fails to make a rating of the 2026 Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Step Down Rating Change” means the reinstatement of an Investment Grade rating of the 2026 Notes following the occurrence of a Step Up Rating Change in respect of the 2026 Notes.

“Step Up Rating Change” means the failure of the 2026 Notes to be rated Investment Grade by either Rating Agency or both Rating Agencies at any time after the original issue date of the 2026 Notes.

Payments in Euro

All principal, including any payments made upon any redemption or repurchase of the Notes, premium, if any, and interest payments in respect of the Notes will be payable in euro.

If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted to U.S. dollars on the basis of the Market Exchange Rate (the noon buying rate in the City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York) on the second business day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the paying agent for the Notes (the “London Paying Agent”) shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

Optional Redemption

We may redeem each series of the Notes at our option, either in whole at any time or in part from time to time prior to the applicable Par Call Date (as defined below), upon not less than 30 or more than 60 days prior notice transmitted to the registered holders of the Notes to be redeemed, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points, in the case of the 2027 Notes, or 35 basis points, in the case of the 2026 Notes;

plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date. With respect to any such redemption, we will notify the Trustee of the redemption price promptly after the calculation thereof and the Trustee will not be responsible for such calculation.

In addition, we may redeem all or part of each series of the Notes at any time or from time to time on and after the applicable Par Call Date, at our option upon not less than 30 or more than 60 days prior notice transmitted to the registered holders of the Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.

On and after the redemption date, interest will cease to accrue on the Notes, or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or prior to the redemption date, we will deposit with the London Paying Agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed to,

Exhibit 4.1

but excluding, the redemption date. If less than all of the Notes of a series are to be redeemed, the Notes in that series to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate, or in the event that the Notes are represented by one or more global notes, beneficial interests therein shall be selected for redemption by Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) in accordance with their respective applicable procedures therefor. If the Notes are listed on any national securities exchange, Euroclear or Clearstream will select Notes in compliance with the requirements of the principal national securities exchange on which the Notes are listed. Notwithstanding the foregoing, if less than all of the Notes are to be redeemed, no Notes of a principal amount of €100,000 or less shall be redeemed in part.

Definitions

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker (as defined below), a German government bond whose (a) maturity is closest to the maturity of the applicable series of the Notes (assuming, for this purpose, such Notes mature on the applicable Par Call Date) and (b) principal amount is approximately equal to the then outstanding principal amount of such series of the Notes, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers (as defined below), determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that we appoint in good faith as the Independent Investment Banker from time to time.

“Par Call Date” means September 13, 2026, in the case of the 2026 Notes (the date that is three months prior to the maturity date of the 2026 Notes) and September 15, 2027, in the case of the 2027 Notes (the date that is two months prior to the maturity date of the 2027 Notes).

“Reference Bond Dealer” means each of BNP Paribas, HSBC Bank plc and RBC Europe Limited and their respective successors in the case of the 2026 Notes, and BNP Paribas, J.P. Morgan Securities plc, MUFG Securities EMEA plc and SMBC Nikko Capital Markets Limited and their respective successors in the case of the 2027 Notes.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption (assuming, for this purpose, (i) with respect to the 2026 Notes, such Note matures on the applicable Par Call Date and that interest payments on such Note will be based on the rate of 2.425% per annum or 3.675% per annum, whichever is in effect at the time we transmit notice to the registered holders of the Notes to be redeemed and (ii) with respect to the 2027 Notes, such Note matures on the applicable Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The Notes are also subject to redemption prior to maturity if certain developments occur affecting United States taxation. If any of these developments do occur, the Notes of either series may be redeemed at a redemption price equal to 100% of the principal amount of such series of the Notes, together with accrued and unpaid interest on such Notes to, but excluding, the date fixed for redemption. See “Tax Redemption.”

Payment of Additional Amounts

All payments in respect of each series of the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States, any political subdivision thereof or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a holder who is not a United States person (as defined below) such additional amounts on such series of the Notes as are necessary in order that the net payment of the principal of, and premium, if any, and interest on, such series of the Notes to such holder, after such withholding or deduction will not be less than the amount provided in such series of the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

Exhibit 4.1

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the United States dollar as its functional currency;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder or any successor provision; or

(e) being a bank described in Section 881(c)(3)(A) of the Code;

(2) to any holder that is not the sole beneficial owner of such Notes, or a portion of such Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States, any political subdivision thereof or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or the London Paying Agent (as the case may be) from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Council Directive on the taxation of savings;

(8) to any tax, assessment or other governmental charge required to be withheld by the London Paying Agent from any payment of principal of, or premium, if any, or interest on such Note, if such payment can be made without such withholding by at least one other paying agent;

(9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of such Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code, the Foreign Account Tax Compliance Act (“FATCA”), and related Treasury regulations and pronouncements, or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision. Neither the Trustee nor any paying agent shall have any responsibility or liability for the determination, verification or calculation of any additional amounts.

Exhibit 4.1

As used under this heading “Payment of Additional Amounts” and under the heading “Tax Redemption,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Tax Redemption

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any political subdivision thereof (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the applicable prospectus supplement pursuant to which the Notes were offered, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “Payment of Additional Amounts” with respect to either series of the Notes, then we may at any time at our option, having given not less than 30 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, such Notes at a redemption price equal to 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes to, but excluding, the date fixed for redemption.

Repurchase at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to a series of the Notes, unless we have exercised our right to redeem the Notes as described herein, we will make an offer to each holder of Notes of such series to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 above that amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail (or with respect to global notes, to the extent permitted or required by applicable Clearstream and Euroclear procedures or regulations, send electronically) a notice to each holder of the applicable series of the Notes, with a copy to the Trustee and the London Paying Agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase such Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•
accept for payment all Notes or portions of the Notes (in minimum denominations of €100,000 and integral multiples of €1,000 above that amount) properly tendered pursuant to our offer;
•
deposit with the London Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of the Notes properly tendered; and
•
deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of the Notes or portions of Notes being purchased by us.

The London Paying Agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes. A new note equal in principal amount to any unpurchased portion of any Notes surrendered will promptly be authenticated and mailed (or caused to be transferred by book-entry) to each holder; provided, that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 above that amount.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Exhibit 4.1

Definitions

“Below Investment Grade Rating Event” means with respect to either series of the Notes, such Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Below Investment Grade Rating Event with respect to the Notes has occurred.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to so vote has been suspended by the happening of such a contingency.

Covenants

Limitation on Liens

The Indenture contains a covenant that we will not, and we will not permit any of our restricted subsidiaries to, issue, assume or guarantee any indebtedness secured by any mortgage upon any of our principal properties or those of any of our restricted subsidiaries without securing the Notes (and, if we so determine, any other indebtedness ranking equally with the Notes) equally and ratably with such indebtedness.

This covenant will not prevent us or any of our restricted subsidiaries from issuing, assuming or guaranteeing:

•
any purchase money mortgage on such property simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such property, or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;
•
any mortgage on real property or on equipment used directly in the operation of, or the business conducted on, such mortgaged real property, which is the sole security for indebtedness:
•
incurred within three years after the latest of (1) the date of issuance of the first series of debt securities under the Indenture, (2) the date of the acquisition of the real property, or (3) the date of the completion of construction or substantial improvement on such real property;
•
incurred for the purpose of reimbursing us or our restricted subsidiary for the cost of acquisition and/or the cost of improvement of such real property and equipment;
•
the amount of which does not exceed the lesser of the aggregate cost of the real property, improvements and equipment or the fair market value of that real property, improvements and equipment; and

Exhibit 4.1

•
the holder of which shall be entitled to enforce payment of such indebtedness solely by resorting to the security for such mortgage, without any liability on the part of us or a restricted subsidiary for any deficiency;
•
an existing mortgage on property not previously owned by us or a restricted subsidiary, including in each case indebtedness incurred for reimbursement of funds previously expended for any substantial improvements to or acquisitions of property; however:
•
the mortgage must be limited to any or all of (1) such acquired or constructed property or substantial improvement (including accretions thereto), (2) the real property on which any construction or substantial improvement occurs or (3) with respect to distribution centers, any equipment used directly in the operation of, or the business conducted on, the real property on which any construction or substantial improvement occurs; and
•
the total amount of the indebtedness secured by the mortgage, together with all other indebtedness to persons other than us or a restricted subsidiary secured by mortgages on such property, shall not exceed the lesser of (1) the total cost of such mortgaged property, including any costs of construction or substantial improvement to us or a restricted subsidiary, or (2) the fair market value of the property immediately following the acquisition, construction or substantial improvement;
•
mortgages existing on the date of the Indenture, mortgages on assets of a restricted subsidiary existing on the date it became a subsidiary or mortgages on the assets of a subsidiary that is newly designated as a restricted subsidiary if the mortgage would have been permitted under the provisions of this paragraph if such mortgage was created while the subsidiary was a restricted subsidiary;
•
mortgages in favor of us or a restricted subsidiary;
•
mortgages securing only the indebtedness issued under the Indenture; and
•
mortgages to secure indebtedness incurred to extend, renew, refinance or replace indebtedness secured by any mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced indebtedness does not exceed the principal amount of indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such mortgage applies only to the same property or assets subject to the prior permitted mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions

The Indenture contains a covenant that we will not, and will not permit our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any restricted subsidiary of any principal property owned or acquired thereafter that has been or is to be sold or transferred by us or such restricted subsidiary to such person with the intention of taking back a lease of such property, a “sale and leaseback transaction,” without equally and ratably securing the Notes (and, if we shall so determine, any other indebtedness ranking equally with the Notes), unless the terms of such sale or transfer have been determined by our Board of Directors to be fair and arm’s-length and either:

•
within 180 days after the receipt of the proceeds of the sale or transfer, we or such restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such principal property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our or any restricted subsidiary’s senior funded debt; or
•
we or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur indebtedness secured by a mortgage on such principal property, in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing the Notes pursuant to “Limitation on Liens” described above.

The foregoing restriction will not apply to:

•
any sale and leaseback transaction for a term of not more than three years including renewals;
•
any sale and leaseback transaction with respect to a principal property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of issuance of the first series of debt securities issued under the Indenture, or (2) the date such principal property was acquired;
•
any sale and leaseback transaction with respect to a principal property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or
•
any sale and leaseback transaction between us and a restricted subsidiary or between restricted subsidiaries provided that the lessor shall be us or a wholly owned restricted subsidiary.

Exception to Limitations for Exempted Debt

Exhibit 4.1

Notwithstanding the limitations in the Indenture on mortgages and sale and leaseback transactions, we or our restricted subsidiaries may, in addition to amounts permitted under such restrictions, create or assume and renew, extend or replace mortgages, or enter into sale and leaseback transactions without any obligation to retire any senior funded debt of us or any restricted subsidiary, provided that at the time of such creation, assumption, renewal, extension or replacement of a mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, exempted debt does not exceed 15% of our consolidated net tangible assets.

Definitions

“Attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated net tangible assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated restricted subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) investments in unrestricted subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted debt” means the sum of the following items outstanding as of the date exempted debt is being determined: (1) indebtedness of us and our restricted subsidiaries secured by a mortgage and not permitted to exist under the Indenture; and (2) attributable debt of us and our restricted subsidiaries in respect of all sale and leaseback transactions not permitted under the Indenture.

“Funded debt” means indebtedness which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded debt does not include (1) obligations created pursuant to leases, (2) any indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness.

“Investment” means any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any restricted subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advance made in connection with the sale to any subsidiary of our accounts receivable or the accounts receivable of any restricted subsidiary arising from transactions in the ordinary course of business.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal property” means all real property and improvements thereon owned by us or a restricted subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility having a gross book value in excess of 1% of our consolidated net tangible assets and located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any facility that our Board of Directors declares by resolution not to be of material importance to our business.

“Restricted subsidiary” means Zimmer, Inc. and any other subsidiary so designated by our Board of Directors or one of our duly authorized officers in accordance with the Indenture; provided that (1) the Board of Directors or duly authorized officers may,

Exhibit 4.1

subject to certain limitations, designate any unrestricted subsidiary as a restricted subsidiary and any restricted subsidiary (other than Zimmer, Inc.) as an unrestricted subsidiary and (2) any subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more unrestricted subsidiaries shall be an unrestricted subsidiary.

“Senior funded debt” means all funded debt (except funded debt, the payment of which is subordinated to the payment of the Notes).

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the Board of Directors of said corporation or business entity is at the time owned or controlled by us, or by us and one or more subsidiaries, or by any one or more subsidiaries.

“Unrestricted subsidiary” means any subsidiary other than a restricted subsidiary.

“Wholly owned restricted subsidiary” means any restricted subsidiary all of the outstanding funded debt and capital stock of which, other than directors’ qualifying shares, is owned by us and our other wholly owned restricted subsidiaries.

Mergers and Similar Events

We are generally permitted to consolidate with or merge into any other person. In this section, “person” refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

•
Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of a state or the District of Columbia or under federal law) and it must agree to be legally responsible for the outstanding debt securities issued under the Indenture. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the Indenture and the debt securities.
•
The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under “Events of Default.” A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the Indenture the default would become an Event of Default after existing for a specified period of time.

Modification and Waiver

There are three types of changes we can make to the Indenture and the Notes.

Changes Requiring Noteholder Approval

First, there are changes that cannot be made to the Notes without specific approval from the corresponding noteholder. Following is a list of those types of changes:

•
change the stated maturity of the principal or interest on a Note;
•
reduce any amounts due on a Note;
•
reduce the amount of principal payable upon acceleration of the maturity of a Note following an Event of Default;
•
change the place or currency of payment for a Note;
•
impair the right to sue for payment;
•
reduce the percentage in principal amount of the Notes, the approval of whose holders is needed to modify or amend the Indenture or the Notes;
•
reduce the percentage in principal amount of the Notes, the approval of whose holders is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and
•
modify any other aspect of the provisions dealing with modification and waiver of the Indenture, except to increase the percentage required for any modification or to provide that other provisions of the Indenture may not be modified or waived without noteholder consent.

Changes Not Requiring Approval

Exhibit 4.1

The second type of change does not require any vote by holders of the Notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the Notes. Nor do we need any approval to make changes that affect only Notes to be issued under the Indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular series of Notes, even if they affect other Notes issued under the Indenture. In those cases, we need only obtain any required approvals from the holders of the affected Notes.

Changes Requiring a Majority Vote

Any other change to the Indenture and the Notes would require the following approval:

•
If the change affects only the Notes of one series, it must be approved by the holders of not less than a majority in principal amount of the Notes of that series.
•
If the change affects the Notes of one series as well as the Notes of one or more other series issued under the Indenture, it must be approved by the holders of not less than a majority in principal amount of the Notes of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Notes listed in the first category described previously under “Changes Requiring Noteholder Approval” unless we obtain individual noteholder consent to the waiver.

Further Details Concerning Voting

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside funds in trust for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described in “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If we or the Trustee set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of outstanding Notes on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the Trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

The following discussion of full defeasance and discharge will apply to each series of the Notes unless otherwise indicated in the applicable prospectus supplement.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for noteholders to be repaid:

•
We must deposit in trust for the benefit of all direct holders of the Notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the Notes of that series on their various due dates.
•
There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing noteholders to be taxed on the Notes any differently than if we did not make the deposit and instead repaid the Notes ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we took back the Notes and provided the corresponding noteholder the relevant share of the cash and Notes or bonds deposited in trust. In that event, noteholders could recognize gain or loss on the Notes returned to us.
•
We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, noteholders would have to rely solely on the trust deposit for repayment of the Notes. Noteholders could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the Notes will remain. These include our obligations:

•
to register the transfer and exchange of the Notes;
•
to replace mutilated, destroyed, lost or stolen Notes;
•
to maintain paying agencies; and

Exhibit 4.1

•
to hold money for payment in trust.

Covenant Defeasance.

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the Notes. This is called “covenant defeasance.” In that event, noteholders would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, we must do the following:

•
We must deposit in trust for the benefit of all direct holders of the Notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the Notes of that series on their various due dates.
•
We must deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing noteholders to be taxed on the Notes any differently than if we did not make the deposit and instead repaid the Notes ourselves when due.

If we accomplish covenant defeasance, noteholders can still look to us for repayment of the Notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the Notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, noteholders may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The Indenture will cease to be of further effect and the Trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the Indenture upon compliance with certain conditions, including:

•
Our having paid all sums payable by us under the Indenture, as and when the same shall be due and payable;
•
Our having delivered to the Trustee for cancellation all debt securities theretofore authenticated under the Indenture; or
•
All debt securities of any series outstanding under the Indenture not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the Trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the Indenture.

Events of Default

The Indenture defines an Event of Default with respect to each series of the Notes. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•
We do not pay the principal or any premium on the Notes of that series on its due date.
•
We do not pay interest on the Notes of that series within 30 days of its due date.
•
We do not pay any sinking fund payment with respect to the Notes of that series on its due date.
•
We remain in breach of any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of the Notes of the affected series.
•
We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.
•
Any other Event of Default provided with respect to the Notes of that series.

An Event of Default under one series of the Notes does not necessarily constitute an Event of Default under any other series of the Notes. The Indenture provides that the Trustee may withhold notice to the holders of any series of the Notes issued thereunder of any default if the Trustee considers it in the interest of such holders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the Notes of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs

The Indenture provides that if an Event of Default has occurred and has not been cured (other than an Event of Default because of certain events in bankruptcy, insolvency or reorganization), the Trustee or the holders of 25% in principal amount of the Notes of the affected series may declare the entire principal amount of all the Notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the Notes will be automatically accelerated, without any action by the Trustee

Exhibit 4.1

or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the Notes of the affected series if certain conditions are satisfied.

If an Event of Default with respect to either series of the Notes has occurred and is continuing, the Trustee shall exercise with respect to the Notes of that series the rights and power vested in it by the Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The Trustee is not required to take any action under the Indenture at the request or direction of any holders unless the holders offer the Trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the Notes outstanding of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. Subject to certain exceptions contained in the Indenture, these majority holders may also direct the Trustee in performing any other action under the Indenture.

Before a noteholder can bypass the Trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its legal rights or protect its interests relating to the Notes, the following must occur:

•
The noteholder must give the Trustee written notice that an Event of Default has occurred and remains uncured.
•
The holders of not less than 25% in principal amount of all outstanding Notes of the affected series must make a written request that the Trustee take action because of the Event of Default, and must offer satisfactory indemnity to the Trustee against the cost, expenses and other liabilities of taking that action.
•
The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, noteholders are entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date of that payment.

We will furnish to the Trustee every year a written statement of one of our officers certifying that to his or her knowledge we are in compliance with the Indenture and the Notes, or else specifying any default or Event of Default, its status and what action we are taking or proposing to take with respect thereto.

Book-Entry Delivery and Settlement

The Notes were issued in the form of one or more global notes in fully registered form, without coupons, and were deposited with, or on behalf of, and registered in the name of the nominee of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of Notes in definitive form. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global notes, the common depositary for all purposes will be considered the sole holder of the Notes represented by the global notes under the Indenture and the global notes. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

Exchange of Global Notes for Certificated Notes

Exhibit 4.1

Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

(1) we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available;

(2) we, at our option, notify the Trustee and the London Paying Agent in writing that we elect to cause the issuance of certificated notes; or

(3) there has occurred and is continuing an Event of Default under the Indenture governing the Notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream (in accordance with their customary procedures).

Information Concerning the Trustee, Paying Agent and Registrar for the Notes

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, is the Trustee under the Indenture, and it and its affiliates may maintain commercial and other arrangements with the Company in the ordinary course of business. Elavon Financial Services DAC, UK Branch is the London Paying Agent for the Notes. U.S. Bank National Association is the transfer agent and registrar for the Notes, and it and/or its affiliates maintain normal banking relations with the Company.